Exhibit 99.1

FOR IMMEDIATE RELEASE: CONTACT: JAMES E. HURLBUTT

(847) 446-7500

STEPAN REPORTS HIGHER SECOND QUARTER

AND FIRST HALF SALES AND EARNINGS

NORTHFIELD, Illinois, July 29, 2008 -- Stepan Company (NYSE: SCL) today reported second quarter results for the period ended June 30, 2008.

SUMMARY
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2008	2007	% Change	2008	2007	% Change

Net Sales	$420,399	$336,156	+ 25	$801,850	$649,160	+ 24

Net Income	9,761	4,737	+ 106	18,508	10,424	+ 78

Earnings per Diluted Share	$0.93	$0.47	+ 98	$1.79	$1.03	+ 74

SECOND QUARTER RESULTS

Net income for the quarter was $9.8 million, or $0.93 per diluted share, compared to $4.7 million, or $0.47 per diluted share, a year ago. Gross profit rose by $11.7 million, or 31 percent, on flat volume. The surfactant and polymer segments both recorded improved gross profit. Surfactant gross profit grew by $9.8 million (42 percent) on improved customer and product mix, as volume declined by one percent. Polymer gross profit rose by $2.5 million (20 percent) on improved margins and a five percent increase in volume.

Pretax income of $14.5 million was up $7.0 million, or 95 percent. Following is a reconciliation of pretax income excluding certain significant quarterly and year-to-date items:
	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2008	2007	2008	2007

Reported Pretax Income	$14,510	$7,459	$27,307	$15,539

(Gain) on Sale of Product Line	-	(4,290)	-	(4,290)

Goodwill Impairment Charge	-	3,467	-	3,467

Deferred Compensation:

Administration Expense	2,466	1,995	3,140	631

Other - Mutual Fund (Gain) / Loss	(226)	-	1,001	-

Non GAAP Pretax Income Excluding Above Items	$16,750	$8,631	$31,448	$15,347

Deferred compensation expense was $2.5 million compared to $2.0 million in the year ago quarter. The accounting requirement for the Company's deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held for the plan rise and income when they decline. Stepan Company common share price rose by $7.39 per share during the quarter.

Net sales increased 25 percent during the quarter, primarily due to higher selling prices (21 percent) and the favorable impact of foreign currency translation (four percent). Sales volume was flat. Rising crude oil derivative prices and the inflationary impact across most chemical feedstocks led to the higher selling prices.

YEAR-TO-DATE RESULTS

Net income for the six month period was $18.5 million, or $1.79 per diluted share, compared to $10.4 million, or $1.03 per diluted share, last year. Gross profit increased $22.8 million, or 31 percent, on a one percent decline in volume. The improved results were led by a $21.2 million (46 percent) increase in surfactant gross profit. Improved customer and product mix, as well as recovery of fabric softener margins led to the improvement in surfactant gross profit. Surfactant volumes declined by two percent. Polymer gross profit grew by $1.6 million (seven percent) due to a four percent increase in volume.

Pretax income rose $11.8 million (76 percent) due to the improved gross profit, partially offset by an $8.5 million (16 percent) increase in operating expenses largely attributable to a $2.5 million increase in deferred compensation expense. See the operating expense discussion below.

Year-to-date net sales increased 24 percent due to higher selling prices (21 percent) and foreign translation impact (four percent), while volume declines reduced net sales by one percent.

SEGMENT RESULTS
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2008	2007	% Change	2008	2007	% Change

Net Sales
Surfactants	$308,012	$242,765	+ 27	$598,336	$479,241	+ 25
Polymers	103,088	84,892	+ 21	183,924	153,574	+ 20
Specialty Products	9,299	8,499	+ 9	19,590	16,345	+ 20
Total Net Sales	$420,399	$336,156	+ 25	$801,850	$649,160	+ 24

Surfactant gross profit increased $9.8 million, or 42 percent, during the quarter on volume that declined by one percent. The increase reflects continued improvement in customer and product mix, as well as recovery of higher raw material costs in selling prices. Fabric softener margins recovered from erosion during 2007. Sales of higher value added surfactants in the distributor market, agricultural and oilfield drilling products contributed to the improved gross profit. The slight decline in volume was due to lower personal care sales volume due to a customer reformulation from low active to high active products that result in lower volumes. Commodity laundry and fabric softener volumes improved. Biodiesel continues to generate a small profit versus year ago losses due to the higher diesel prices and our use of lower cost tallow as a feedstock in conjunction with soybean oil. Surfactants represent 75 percent of Company sales.

Polymer gross profit grew by $2.5 million, or 20 percent, as volume grew by five percent. The Company's polyol product experienced a 13 percent increase in volume and represented most of the polymer segment improvement in profit. Stepan's polyol is used primarily in rigid foam insulation for commercial roofing. The majority of this market is for replacement roofs versus new construction. This market remains strong, in part due to the desire for greater energy savings achieved from increased insulation. The polymer segment experienced lower sales volume of phthalic anhydride (PA) due to the decline in demand from the automotive, recreational vehicles and boating industries, where PA is used in unsaturated polyester resins for plastic and composite materials. PA profit declined on the lower volume. Polymer sales represent 23 percent of Company sales.

Specialty Products gross profit remained unchanged for the quarter as improved pharmaceutical volume was offset by weaker food ingredient volume. Specialty Products represent two percent of Company sales.

OPERATING EXPENSES
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2008	2007	% Change	2008	2007	% Change

Marketing	$10,400	$9,109	+ 14	$20,180	$18,041	+ 12
Administrative - General	10,690	9,520	+ 12	20,800	18,600	+ 12
Administrative - Deferred Compensation Obligations	2,466	1,995	+ 24	3,140	631	N.M.
Research, development and technical service	8,858	7,954	+ 11	17,274	15,583	+ 11
Total	$32,414	$28,578	+ 13	$61,394	$52,855	+ 16

The major contributors to the increase in all categories of operating expenses were incentive based compensation charges and higher foreign operating expenses due to the translation effect against the weaker U.S. dollar. Incentive based compensation includes stock awards (based on long term incentive targets), bonuses and profit sharing. The quarter and year-to-date impact of these items on the total operating expense increase is summarized below:

	Operating Expense Increase

	Three Months Ended June 30	Six Months Ended June 30

Incentive Based Compensation	$1,182	$2,286
Foreign Translation Effect	839	1,636
Deferred Compensation	471	2,509
Other	1,344	2,108
Total Operating Expense Increase	$3,836	$8,539

The remaining "Other" operating expense increases represent a five and four percent increase for the quarter and year-to-date periods, respectively.

OTHER INCOME AND EXPENSE

Interest expense grew by two percent for the quarter and six month period due to higher average debt levels brought about by higher working capital requirements. Working capital requirements have grown due to increased sales and the impact of rising raw material costs. The loss from our equity in the Philippine joint venture increased due to production outages and reliability of raw material supply.

Included in other, net expense on the income statement is $0.2 million of income for the quarter and a $1.0 million loss year-to-date on mutual fund investments held for our deferred compensation plan. In January 2008, the Company adopted new accounting rule Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows for the marking to market of financial instruments such as these in the income statement, which were previously recorded in accumulated other comprehensive income in the stockholders' equity section of the balance sheet.

PROVISION FOR INCOME TAXES

The effective tax rate declined to 32.8 percent for the quarter compared to 37.6 percent a year ago. The decrease in the effective tax rate was primarily due to the recording of Stepan U.K. goodwill impairment during the prior year for which no tax benefit was realized.

OUTLOOK

"We are pleased we were able to deliver strong second quarter earnings and build on the momentum we established in the first quarter," said F. Quinn Stepan, Jr., President and Chief Executive Officer. Net income was up 106 percent for the quarter and 78 percent year-to-date. Profitability of our global surfactant business continued to benefit from an improved customer and product mix, reduced outsourcing and our restructuring efforts, as well as recaptured margins. Our polymer results were driven by global polyol volumes as high energy prices led to increased demand for insulation. Phthalic anhydride sales were down due to the slow economy. During the fourth quarter of 2008, our phthalic anhydride and polyol manufacturing facilities at Millsdale will undergo their triennial maintenance turnaround. We expect slightly higher maintenance and outsourcing costs in the fourth quarter. "While we remain concerned about the economic environment, we believe our improved profitability is sustainable," said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 2:00 p.m. Eastern Daylight Time on July 30, 2008. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY Statements of Income For the Three and Six Months Ended June 30, 2008 and 2007 (Unaudited - 000's Omitted)

	Three Months Ended June 30			Six Months Ended June 30
	2008	2007	% Change	2008	2007	% Change

Net Sales	$420,399	$336,156	+ 25	$801,850	$649,160	+ 24
Cost of Sales	370,398	297,882	+ 24	705,991	576,077	+ 23
Gross Profit	50,001	38,274	+ 31	95,859	73,083	+ 31

Operating Expenses:
Marketing	10,400	9,109	+ 14	20,180	18,041	+ 12
Administrative	13,156	11,515	+ 14	23,940	19,231	+ 24
Research, development and technical services	8,858	7,954	+ 11	17,274	15,583	+ 11
	32,414	28,578	+ 13	61,394	52,855	+ 16

Net gain on sale of product line	-	(4,290)	NM	-	(4,290)	NM
Goodwill Impairment Charge	-	3,467	NM	-	3,467	NM

Operating Income	17,587	10,519	+ 67	34,465	21,051	+ 64
Other Income (Expense):
Interest, net	(2,573)	(2,515)	+ 2	(4,920)	(4,823)	+ 2
Loss from equity in Joint Venture	(600)	(10)	NM	(877)	(136)	NM
Other, net	96	(535)	NM	(1,361)	(553)	+ 146
	(3,077)	(3,060)	+ 1	(7,158)	(5,512)	+ 30

Income Before Income Taxes and Minority Interest	14,510	7,459	+ 95	27,307	15,539	+ 76

Provision for Income Taxes	4,759	2,805	+ 70	8,826	5,199	+ 70

Minority Interest	(10)	(83)	- 88	(27)	(84)	- 68

Net Income	$9,761	$4,737	+ 106	$18,508	$10,424	+ 78

Net Income Per Common Share
Basic	$1.00	$0.49	+ 104	$1.91	$1.08	+ 77
Diluted	$0.93	$0.47	+ 98	$1.79	$1.03	+ 74

Shares Used to Compute Net Income Per Common Share
Basic	9,526	9,304	+ 2	9,465	9,298	+ 2
Diluted	10,463	10,085	+ 4	10,352	10,079	+ 3